EXHIBIT 10.21
INCENTIVE PLAN MODEL AND STOCK OPTION MODEL FOR EXECUTIVE OFFICERS
     For calendar year 2005, executive officers of Old Line Bancshares, Inc. and Old Line Bank (currently James W. Cornelsen (CEO), Joseph W. Burnett (Senior Vice President) and Christine M. Rush (CFO)) may receive discretionary cash and equity compensation under an Incentive Plan Model and a Stock Option Model approved by the Board of Directors. The Incentive Plan Model and the Stock Option Model provide mechanisms under which the compensation committee may in its discretion authorize cash and equity compensation bonuses to these executive officers.
     The models provide the compensation committee with guidelines for determining discretionary bonuses. The cash bonus under the Incentive Plan Model is determined by multiplying the named executive’s base salary by the aggregate percentage factor calculated based on the performance criteria described below. The Board of Directors and the compensation committee of the Board of Directors may adjust, modify or terminate the models, in full or in part, at any time in their sole discretion. Notwithstanding the Stock Option Model, the executive officers will continue to receive a number of options at least equal to the number provided for in their employment agreements, subject to the terms of those agreements. We will pay all compensation by March 15th of the following year.
Incentive Plan Model

	Performance			Other
	Measure	Weight	CEO	Executives
	Target Incentive		25.00%	15.00%

	Return on Assets	40%
Threshold	0.64%		5.00%	3.00%
Target	0.80%		10.00%	6.00%
Stretch	0.96%		15.00%	9.00%

	Return on Equity	35%
Threshold	5.97%		4.38%	2.63%
Target	7.46%		8.75%	5.25%
Stretch	8.95%		13.13%	7.88%

	Earnings Per Share (EPS)	25%
Threshold	$0.39		3.13%	1.88%
Target	$0.49		6.25%	3.75%
Stretch	$0.59		9.38%	5.63%

	Threshold		12.50%	7.50%
	Target		25.00%	15.00%
	Stretch		37.50%	22.50%
The Threshold is the minimum level at which the compensation committee expects to consider bonus awards. The Target is the level that the compensation committee expects management will achieve and the Stretch is the maximum level the compensation committee anticipates it will pay bonuses.
Stock Option Model
Threshold: Options with a value equal on the date of grant to 10% (for CEO) and 5% (for other executive officers) of base salary based on Black-Scholes pricing model.
Target: Options with a value equal on the date of grant to 20% (for CEO) and 10% (for other executive officers) of base salary based on Black-Scholes pricing model.
Stretch: Options with a value equal on the date of grant to 30% (for CEO) and 20% (for other executive officers) of base salary based on Black-Scholes pricing model.